Exhibit 10.3

WARRANTHOLDER RIGHTS AGREEMENT

AMONG

AFFINION GROUP HOLDINGS, INC.,

AFFINION GROUP HOLDINGS LLC,

GENERAL ATLANTIC PARTNERS 79, L.P.,

GAP-W HOLDINGs, L.P.,

GAPSTAR, LLC,

GAPCO GMBH & CO. KG,

GAP COINVESTMENTS III, LLC,

GAP COINVESTMENTS IV, LLC

AND

THE HOLDERS FROM TIME TO TIME PARTY HERETO

DATED DECEMBER 12, 2013

WARRANTHOLDER RIGHTS AGREEMENT dated as of December 12, 2013 (this “Agreement”), among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP HOLDINGS, LLC (“Apollo”), GENERAL ATLANTIC PARTNERS 79, L.P. (“GAP 79”), GAP-W HOLDINGS, L.P. (“GAP-W”), GAPSTAR, LLC (“GapStar”), GAPCO GMBH & CO. KG (“GAPCO”), GAP COINVESTMENTS III, LLC (“GAP Coinvest III”) and GAP COINVESTMENTS IV, LLC (“GAP Coinvest IV”, and together with GAP 79, GAP-W, GapStar, GAPCO and GAP Coinvest III, “General Atlantic”) and the Holders from time to time party hereto.

WHEREAS, in connection with the proposed restructuring of the Company’s and its subsidiaries’ outstanding indebtedness pursuant to (i) exchange offers for the Company’s outstanding 11.625% Senior Notes due 2015 and Affinion Group, Inc.’s, the Company’s wholly owned subsidiary (“AGI”), outstanding 11 1⁄2% Senior Subordinated Notes due 2015 and (ii) amendments to AGI’s amended and restated credit agreement (collectively, the “Transactions”), the Company will issue Warrants (as defined below) to certain investors participating in the Transactions;

WHEREAS, upon the exercise of Warrants, the holders thereof will receive shares of Common Stock (as defined below); and

WHEREAS, the parties hereto desire to grant certain rights and privileges, and impose certain obligations and restrictions, on the holders of the Warrants and the Common Stock issuable upon the exercise thereof.

THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions. As used in this Agreement:

“Accelerated Buyer” has the meaning ascribed to such term in Section 2(a)(iv).

“Affiliate” of a Person that is not a natural person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of Securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time (i) any portfolio companies of (1) Apollo Management V, L.P. or its affiliates or (2) General Atlantic LLC or its affiliates other than for purposes of Sections 7(a)(i), 7(c)(i) and 7(c)(iii) (in respect of which the term “Affiliate” may include any portfolio companies of (1) Apollo Management V, L.P. or its affiliates or (2) General Atlantic LLC or its affiliates) or (ii) in the case of any party hereto, the Company.

“Affiliate” of a Person that is an individual means: (i) any member of the immediate family of such Person, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and in any such case any trust whose primary beneficiary is such individual Person or one or more members of such immediate family and/or such Person’s lineal descendants; (ii) the legal representative or guardian of such individual Person or of any such immediate family member in the event such individual Person or any such immediate family member becomes mentally incompetent; and (iii) any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of Securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Affiliated Holder” has the meaning ascribed to such term in Section 7(b)(i).

“AGI” has the meaning ascribed to such term in the recitals hereof.

“AGI Board” means the board of directors of AGI.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Apollo” has the meaning ascribed to such term in the introductory paragraph hereof.

“Apollo Group” means investment funds managed by Apollo Management V, L.P., a Delaware limited partnership, Apollo Global Management, LLC, a Delaware limited liability company, or any of their respective Affiliates.

“Ares” means Ares Management LLC, on behalf of investment funds and/or investment vehicles managed and/or co-managed by Ares Management LLC and/or its Affiliates.

“Asset Acquirer” means a Person who enters into a legally binding contract to purchase assets in a Dragged Asset Sale.

“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act. For the avoidance of doubt, each Legacy Stockholder shall be deemed to beneficially own all of the shares of Common Stock held by any of its Affiliates. Notwithstanding anything to the contrary set forth in this Agreement, no Holder shall be deemed to have agreed with any other Holder to act together for the purpose of acquiring, holding, voting or disposing of the Common Stock or to form a “group” (as such term is used in Rule 13d-5 under the Exchange Act), in each case, solely as a result of the existence of this Agreement, the Securityholder Rights Agreement or the Stockholder Agreement.

“Board” means the Board of Directors of the Company and any duly authorized committee thereof. All determinations by the Board required pursuant to the terms of this Agreement to be made by the Board shall be binding and conclusive, if made in good faith.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“By-Laws” means the By-laws of the Company (as in effect from time to time).

“Class A Common Stock” means the class A common stock of the Company, par value $0.01 per share.

“Class B Common Stock” means the class B common stock of the Company, par value $0.01 per share.

“Common Stock” means the Class A Common Stock and Class B Common Stock, collectively.

“Company” has the meaning ascribed to such term in the introductory paragraph hereof.

“Confidential Information” has the meaning ascribed to such term in Section 4(c).

“Consulting Agreement” means that certain amended and restated consulting agreement, dated as of the date hereof, between the Company and Apollo Management V, L.P.

“Consulting Fee” shall have the meaning ascribed to such term in the Consulting Agreement.

“Control Disposition” means a Transfer which would have the effect of transferring to a Person or Group, in each case consisting solely of unaffiliated third parties (for the avoidance of doubt, prior to a Control Event, any Affiliate or a portfolio company of a Legacy Stockholder shall be deemed not to be an unaffiliated third party), a number of shares of Common Stock such that, following the consummation of such Transfer, such Person or Group possesses the voting power to elect a majority of the Board (whether by merger, consolidation or sale or Transfer of Common Stock). For the avoidance of doubt, neither the Control Event, should it occur, nor the resultant right of the holders of Class B Common Stock to nominate and elect a majority of the Board shall constitute a Control Disposition.

“Control Event” shall have the meaning ascribed to such term in the Warrant Agreement.

“Director” means a director of the Company.

“Drag-Along Notice” has the meaning ascribed to such term in Section 2(b)(ii).

“Drag-Along Percentage” means a fraction (expressed as a percentage), the numerator of which is the total number of issued and outstanding shares of Common Stock that the Dragging Parties (together with their respective Affiliates) desire to Transfer in the Drag-Along Transaction and the denominator of which is the total number of issued and outstanding shares of Common Stock beneficially owned by the Dragging Parties (together with its respective Affiliates) at the time immediately prior to such Drag-Along Transaction.

“Drag-Along Right” has the meaning ascribed to such term in Section 2(b)(i).

“Drag-Along Shares” has the meaning ascribed to such term in Section 2(b)(ii).

“Drag-Along Transaction” has the meaning ascribed to such term in Section 2(b)(i).

“Dragged Asset Sale” has the meaning ascribed to such term in Section 2(b)(vii).

“Dragged Asset Sale Holder” has the meaning ascribed to such term in Section 2(b)(vii).

“Dragged Asset Sale Notice” has the meaning ascribed to such term in Section 2(b)(viii).

“Dragged Asset Sale Right” has the meaning ascribed to such term in Section 2(b)(vii).

“Dragged Holder” has the meaning ascribed to such term in Section 2(b)(i).

“Dragging Parties” has the meaning ascribed to such term in Section 2(b)(i).

“Effective Date” means December 12, 2013.

“Empyrean” means Empyrean Capital Partners, L.P.

“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third-party right, including restrictions on the right to vote equity interests, in each case, other than as created pursuant to this Agreement, the Securityholder Rights Agreement, the Stockholder Agreement, the Registration Rights Agreement or the MIRA.

“Equityholder Agreement” means the Stockholder Agreement and the Securityholder Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exercisable Warrants” means collectively the Series A Warrants and, after a Control Event has occurred, if ever, the Series B Warrants.

“Excluded Securities” has the meaning ascribed to such term in Section 2(a)(v).

“GAP 79” has the meaning ascribed to such term in the introductory paragraph hereof.

“GAPCO” has the meaning ascribed to such term in the introductory paragraph hereof.

“GAP Coinvest III” has the meaning ascribed to such term in the introductory paragraph hereof.

“GAP Coinvest IV” has the meaning ascribed to such term in the introductory paragraph hereof.

“GapStar” has the meaning ascribed to such term in the introductory paragraph hereof.

“GAP-W” has the meaning ascribed to such term in the introductory paragraph hereof.

“General Atlantic” has the meaning ascribed to such term in the introductory paragraph hereof.

“General Atlantic Group” means General Atlantic LLC and its affiliated investment partnerships.

“Government Entity” means any federal, national, supranational, state, provincial, commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi-governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

“Holder Group” means the Holders, collectively. Unless otherwise expressly indicated herein, the exercise of any rights or privileges of the Holder Group hereunder, including without limitation any consent rights, waivers, or nominating rights, shall be by the Holder Group Majority.

“Holder Group Majority” means the Holders that beneficially own a majority of the Warrant Shares held by all Holders.

“Holders” means the holders of the issued and outstanding Warrants or Warrant Shares who are parties hereto, other than the Company, Apollo, General Atlantic and their respective Affiliates.

“Holdings Senior Notes” shall have the meaning ascribed to such term in the Warrant Agreement.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

“Investors” means the holders of the issued and outstanding Securities of the Company who are parties hereto (including each Holder) or to the Securityholder Rights Agreement, other than the Company, Apollo, General Atlantic and their respective Affiliates.

“Law” means any federal, national, supranational, state, provincial, commonwealth, local or foreign or similar law, statute, ordinance, rule, regulation, code, order, writ, judgment, injunction, directive, guideline or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Legacy Stockholders” means (i) Apollo and each of its Transferees; and (ii) General Atlantic and each of its Transferees.

“Legacy Stockholders Consent” means (i) the consent of Apollo, for so long as Apollo and its Affiliates in the aggregate continue to own at least 50% of the shares of Common Stock owned by them on the date hereof, (ii) the consent of General Atlantic, for so long as General Atlantic and its Affiliates in the aggregate continue to own at least 50% of the shares of Common Stock owned by them on the date hereof and (c) the consent of the holders of a majority of the shares of Common Stock owned by Apollo and General Atlantic and each of their Affiliates.

“Lump Sum Payment” shall have the meaning ascribed to such term in the Consulting Agreement.

“MIRA” means that certain Management Investor Rights Agreement, dated as of October 17, 2005, among the Company, Apollo and the other parties thereto (as it may be amended, supplemented, restated or otherwise modified from time to time).

“Offered Securities” has the meaning ascribed to such term in Section 2(c).

“PennantPark” means PennantPark Investment Advisers, LLC, together with its Affiliates.

“Permitted Transfer” means:

(a) in the case of any Holder who is an individual, a Transfer of shares of Common Stock to a trust or estate planning-related entity for the sole benefit of such Holder;

(b) in the case of any Holder that is a partnership, (i) a Transfer of shares of Common Stock to its limited, special and general partners or their equivalents as a pro rata distribution by such partnership to its partners or equivalents and (ii) a Transfer of shares of Common Stock made to any of such Holder’s Affiliates; and

(c) in the case of any Holder that is a corporation, company or limited liability company, (i) a Transfer of shares of Common Stock to its shareholders or members, as the case may be, as a pro rata distribution by such Person to its shareholders or members and (ii) a Transfer of shares of Common Stock made to any of such Holder’s Affiliates;

provided, however, that notwithstanding anything to the contrary, if a Person that received Warrant Shares in a Permitted Transfer owing to its status as an Affiliate of the transferor ceases to be an Affiliate of such transferor, such Person will re-convey such Warrant Shares to such transferor (1) immediately before such Person ceases to be an Affiliate of such transferor so long as such Person knows of its upcoming change of status immediately prior thereto or (ii) if such change of status is not known until after such change of status, then as soon as practicable thereafter.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity.

“Pre-emptive Rights Proportion” means, with respect to any Person at the time of an event, a fraction (expressed as a percentage) the numerator of which is the total number of shares of Common Stock (which shall include Warrants on an as exercised basis without regard to whether then exercisable) beneficially owned by (x) if such Person is an individual, such Person and (y) if such Person is not an individual, such Person and its Affiliates, in each case at such time, and the denominator of which is the aggregate number of issued and outstanding shares of

Common Stock on a fully diluted basis; provided, that, for these purposes the Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event.

“Potential Participant” has the meaning ascribed to such term in Section 4(c).

“Pre-emptive Rights Holder” has the meaning ascribed to such term in Section 2(c).

“Pre-emptive Offer Acceptance Notice” has the meaning ascribed to such term in Section 2(c).

“Pre-emptive Offer Notice” has the meaning ascribed to such term in Section 2(c).

“Pre-emptive Offer Period” has the meaning ascribed to such term in Section 2(c).

“Qualified Public Offering” means an underwritten public offering of Common Stock by the Company pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

“Refused Securities” has the meaning ascribed to such term in Section 2(c).

“Registration Rights Agreement” means the Second Amended & Restated Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or otherwise modified from time to time), by and among the Company and the parties thereto, a form of which is attached hereto as Annex II.

“Related Parties” has the meaning ascribed to such term in Section 8(t).

“Representatives” has the meaning ascribed to such term in Section 4(c).

“Required Consents” shall have the meaning ascribed to such term in the Warrant Agreement.

“Required Voting Percentage” means:

(a) prior to the Control Event, if it should ever occur, all of the following: (i) a majority of the issued and outstanding shares of Common Stock owned by Apollo and any member of the Apollo Group; (ii) a majority of the issued and outstanding shares of Common Stock owned by General Atlantic and any member of the General Atlantic Group; (iii) the Holder Group Majority; and (iv) the Company; and

(b) upon and following the Control Event, if it should ever occur, all of the following: (i) a majority of the issued and outstanding shares of Common Stock owned by the Legacy Stockholders, (ii) Apollo’s consent for so long as the Apollo Group owns at least 10% of the Company’s issued and outstanding shares of Common Stock on a fully diluted basis, (iii) General Atlantic’s consent for so long as the General Atlantic Group owns at least 10% of the Company’s issued and outstanding shares of Common Stock on a fully diluted basis; (iv) the Holder Group Majority; and (v) the Company.

“Rule 144” has the meaning ascribed to such term in Section 3.3(d).

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including (but not limited to) phantom stock , stock appreciation rights, Warrant Shares and Warrants.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securityholder Rights Agreement,” means that certain Securityholder Rights Agreement, dated as of January 14, 2011, by and among the Company and the investors party thereto.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the NYSE, the NASDAQ Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Series A Holders Director” has the meaning ascribed to such term in the Company’s certificate of incorporation.

“Series A Warrants” has the meaning ascribed to such term in the Warrant Agreement.

“Series B Warrants” has the meaning ascribed to such term in the Warrant Agreement.

“Significant Holder” means each of (i) Ares, so long as Ares beneficially owns, together with its Affiliates, a number of Warrant Shares and/or Warrants (on an as-exercised basis) equal to at least 50% of the number of Warrant Shares or Warrants (on an as-exercised basis) issued to Ares and its Affiliates on the Effective Date (ii) Empyrean, so long as Empyrean beneficially owns, together with its Affiliates, a number of Warrant Shares and/or Warrants (on an as-exercised basis) equal to at least 50% of the number of Warrant Shares or Warrants (on an as-exercised basis) issued to Empyrean and its Affiliates on the Effective Date and (iii) Pennant Park, so long as Pennant Park beneficially owns, together with its Affiliates, a number of Warrant Shares and/or Warrants (on an as-exercised basis) equal to at least 50% of the number of Warrant Shares or Warrants (on an as-exercised basis) issued to Pennant Park and its Affiliates on the Effective Date (in each case, as adjusted for any stock split, stock dividend, stock distribution or stock combination or combination having similar effect).

“SPV Affiliate” means, with respect to Apollo, any Affiliate of Apollo Management V, L.P. or Apollo Global Management, LLC, or, with respect to General Atlantic, any Affiliate of General Atlantic LLC, in each case whose direct or indirect interest in the shares of Common Stock constitutes more than 50% (by value) of the equity Securities portfolio of that Affiliate.

“Stockholder Agreement” means the Stockholder Agreement, dated as of January 14, 2011, among the Company and the parties thereto, as it has been amended.

“Subject Companies” has the meaning ascribed to such term in Section 7(d)(ii).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

“Tag-Along Acceptance Notice” has the meaning ascribed to such term in Section 2(a)(ii).

“Tag-Along Notice” has the meaning ascribed to such term in Section 2(a)(i).

“Tag-Along Offerors” has the meaning ascribed to such term in Section 2(a)(i).

“Tag-Along Percentage” means, with respect to any Person at the time of an event, a fraction (expressed as a percentage) the numerator of which is the total number of issued and outstanding shares of Common Stock beneficially owned by (x) if such Person is an individual, such Person and (y) if such Person is not an individual, such Person and its Affiliates, in each case at such time, and the denominator of which is the aggregate number of issued and outstanding shares of Common Stock beneficially owned by (a) the Transferring Holder (or by any of its Transferring Affiliates), (b) all Investors who have timely delivered a Tag-Along Acceptance Notice at such time, (c) all stockholders who have timely delivered a tag-along acceptance notice pursuant to Section 4(d)(ii) of the Stockholder Agreement, (d) all stockholders who have timely delivered a tag-along notice pursuant to Section 2(a)(i) of the MIRA and (e) all other stockholders having a right to tag-along pursuant to the terms of any other agreement, in each case with respect to the Transfer of Common Stock giving rise to the Tag-Along Right, the tag-along right pursuant to Section 4 of the Stockholder Agreement, the tag-along right pursuant to Section 2 of the MIRA or tag-along right pursuant to the terms of any other agreement, as the case may be.

“Tag-Along Right” has the meaning ascribed to such term in Section 2(a)(ii).

“Tag-Along Shares” has the meaning ascribed to such term in Section 2(a)(i).

“Tag Along Transaction” has the meaning ascribed to such term in Section 2(a)(i).

“Transactions” has the meaning ascribed to such term in the recitals hereof.

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy Laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth herein, transfers of an interest in any member of the Apollo Group (other than any SPV Affiliate) or in the General Atlantic Group (other than any SPV Affiliate) shall not be deemed to be a Transfer.

“Transferee” means any Person to whom a party hereto has transferred shares of Common Stock pursuant to a Transfer.

“Transferring Affiliate” has the meaning ascribed to such term in Section 2(a)(i).

“Transferring Holder” has the meaning ascribed to such term in Section 2(a)(i).

“Warrant Agreement” means that certain Warrant Agreement, dated on or about December 12, 2013, by and between the Company and Wells Fargo Bank, National Association, as warrant agent, as in effect from time to time.

“Warrant Shares” means, the shares of Common Stock issued upon the valid exercise of the Warrants.

“Warrants” means the Series A Warrants and Series B Warrants, collectively.

Section 2. Certain Transfers; Pre-emptive Rights.

(a) Tag-Along Transaction.

(i) Before the completion of a Qualified Public Offering, if any Holder, Apollo or General Atlantic proposes to Transfer (each, a “Transferring Holder”) to another Person or Persons (collectively, the “Tag-Along Offerors”), in a transaction or series of related transactions (the “Tag-Along Transaction”), shares of Common Stock or, following the Control Event, if it should ever occur, Warrants (on an as-exercised basis), representing, in the aggregate, more than 5% of the shares of Common Stock on a fully diluted basis, then, at least 10 Business Days prior to the closing of such proposed Transfer, any such Transferring Holder shall deliver a written notice (the “Tag-Along Notice”) to each Investor, Apollo and General Atlantic. Such Tag-Along Notice shall (A) set forth (1) the total number of shares of Common Stock proposed to be Transferred (the “Tag-Along Shares”), (2) the total number of shares of Common Stock beneficially owned by the Transferring Holder and each Affiliate of such Transferring Holder proposing to Transfer shares of Common Stock in such Tag-Along Transaction (each a “Transferring Affiliate”), (3) the name and address of the Tag-Along Offerors, (4) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Transferring Holder as may be reasonably necessary for the Company to properly analyze the economic value and investment risk of such non-cash consideration) and (5) the terms and conditions of payment that the Transferring Holder and its Transferring Affiliates intend to accept; and (B) indicate that the Tag-Along Offerors have been informed of the Tag-Along Rights provided for in this Section 2(a) and have agreed to purchase shares of Common Stock from the Investors, Apollo and/or General Atlantic (and their respective Affiliates), as applicable, in accordance with the terms hereof.

(ii) Each Investor, Apollo and General Atlantic shall have the right (the “Tag-Along Right”), exercisable by delivering a written notice (the “Tag-Along Acceptance Notice”) to the Transferring Holder within 10 Business Days after delivery of the Tag-Along Notice, to Transfer to the Tag-Along Offerors and substitute for Tag-Along Shares held by the Transferring Holder, as a condition to such proposed Transfer of Tag-Along Shares by the Transferring Holder or its Transferring Affiliates, up to the number of shares of Common Stock equal to the number of Tag-Along Shares multiplied by such Person’s Tag-Along Percentage (rounded down to the nearest whole share), at a price per share equal to the same price per share of Common Stock proposed to be paid by the Tag-Along Offerors and otherwise on substantially the same terms and conditions set forth in the Tag-Along Notice; provided, however, that (A) as a condition to an Investor party to the Securityholder Rights Agreement exercising its Tag-Along Rights hereunder, such Investor shall irrevocably and unconditionally waive its tag-along rights set forth in the Securityholder Rights Agreement and any claims it may have against Apollo or General Atlantic for any and all failures of either of them to comply with any of the provisions thereunder related to such waived tag-along rights and (B) Apollo and General Atlantic or either of them, as applicable, and their permitted assigns shall have 10 additional Business Days to deliver a Tag-Along Acceptance Notice if (I) any of the Persons party to the Securityholder Rights Agreement, the Stockholder Agreement or any other agreement to which Apollo and General Atlantic or either of them, as the case may be, is a party as of the date hereof have tag-along rights to transfers by Apollo and General Atlantic or either of them, as the case may be, and (II) any of such Persons exercise their tag-along rights thereunder. Notwithstanding anything to the contrary herein, Apollo, General Atlantic and each of their Affiliates shall have the right to assign its or their Tag-Along Rights hereunder to any of their respective Affiliates as required to satisfy its or their obligations to provide tag-along rights under the applicable agreements.

(iii) The Transferring Holder (and its Transferring Affiliates) shall not Transfer any Common Stock to the Tag-Along Offerors unless each Person having a Tag-Along Right that delivered a timely Tag-Along Acceptance Notice is permitted to Transfer simultaneously therewith, and substitute for Tag-Along Shares held by the Transferring Holder (or its Transferring Affiliates), the number of shares of Common Stock equal to the number of Tag-Along Shares multiplied by such Person’s Tag-Along Percentage (rounded down to the nearest whole share), at a price per share equal to the same price per share of Common Stock proposed to be paid to the Transferring Holder (and its Transferring Affiliates) and otherwise on substantially the same terms and conditions set forth in the Tag-Along Notice (any Person who has Tag-Along Rights who holds Warrants may deliver such Warrants in lieu of shares of Common Stock, with exercise of such Warrants effective upon consummation of the Tag-Along Transaction).

(iv) If all such Transfers of shares of Common Stock to the Tag-Along Offeror are not consummated within 120 days from delivery of the Tag-Along Notice, the provisions of this Section 2(a) shall again become effective with respect to the proposed Transfer of shares of Common Stock.

(v) Notwithstanding anything to the contrary in this Agreement, this Section 2(a) shall not apply to (A) Permitted Transfers, (B) Transfers of shares of Common Stock made in a Qualified Public Offering or (C) Transfers of Warrants prior to the Control Event, if it should ever occur.

(b) Drag Along Option.

(i) Before the completion of a Qualified Public Offering, if the holders of 50.01% or more of the sum of the number of issued and outstanding shares of Common Stock, including the Warrant Shares, if any and assuming the exercise of all Exercisable Warrants (the “Dragging Parties”), desire to Transfer shares of Common Stock or Exercisable Warrants to an unaffiliated third party (for the avoidance of doubt, any Affiliate or a portfolio company of a Dragging Party shall be deemed not to be an unaffiliated third party for these purposes) in a transaction or series of related transactions, whether by sale of stock, merger, consolidation or otherwise, that comprise 80% or more of the shares of Common Stock beneficially owned by such Dragging Parties and their Affiliates (a “Drag-Along Transaction”), then, the Dragging Parties shall have the right (the “Drag-Along Right”) to require each Holder, Legacy Stockholder and its respective Affiliates (a “Dragged Holder”) to Transfer, in the Drag-Along Transaction, the number of shares of Common Stock beneficially owned by such Dragged Holder multiplied by the Drag-Along Percentage (rounded down to the nearest whole share).

(ii) To exercise the Drag-Along Right, the Dragging Parties shall deliver written notice of such Drag-Along Transaction (the “Drag-Along Notice”) to the Company and each Dragged Holder. Such Drag-Along Notice shall disclose in reasonable detail the number of shares of Common Stock to be subject to the Drag-Along Transaction (the “Drag-Along Shares”), the proposed price, the other proposed terms and conditions of the proposed Drag-Along Transaction (including copies of the definitive agreements relating thereto) and the identity of the prospective purchaser. For the avoidance of doubt, the terms and conditions of the proposed Drag-Along Transaction must be the same for the Dragging Parties and the Dragged Holder, including the identical form and amount of consideration for the shares of Common Stock, but excluding any Consulting Fees payable pursuant to the Consulting Agreement, which payments shall be subject to Section 7(c).

(iii) The Persons purchasing the shares of Common Stock pursuant to a Drag-Along Transaction shall be entitled to require each Dragged Holder to provide representations and warranties regarding (A) its power, authority and legal capacity to enter into such Transfer of shares of Common Stock; (B) its valid right, title and interest in such shares of Common Stock and the Dragged Holder’s ownership of such shares of Common Stock; (C) the absence of any Encumbrances on such shares of Common Stock; and (D) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which such Dragged Holder or the assets of such Dragged Holder are bound as the result of such sale; provided that the representations to be provided by each Dragged Holder and each Dragging Party shall be substantially identical other than with respect to the applicable governing Law with respect to its power, authority and legal capacity to enter into such Transfer of shares of Common Stock.

(iv) With respect to any Drag-Along Transaction, the Dragging Parties and each Dragged Holder shall use their reasonable best efforts to effect the Drag-Along

Transaction as expeditiously as practicable, including delivering all documents necessary or reasonably requested in connection with such Drag-Along Transaction, voting in support of such transaction and entering into any instrument, undertaking or obligation necessary or reasonably requested in connection with such Drag-Along Transaction (as specified in the Drag-Along Notice). Subject to the terms and conditions of this Section 2(b) and without limiting the generality of the foregoing, the Company and each Dragged Holder shall take or cause to be taken all actions, and do or cause to be done, on behalf and in respect of the Company, all reasonably requested actions consistent with this Section 2(b) in connection with any Drag-Along Transaction. In addition, (A) each Dragging Party and each Dragged Holder shall pay its pro rata share (based on the percentage of the proceeds for the shares of Common Stock actually received by such Dragging Party or such Dragged Holder, as applicable, as compared to the aggregate proceeds for the shares of Common Stock actually received by all Dragged Holders and all Dragging Parties) of the reasonable expenses (if any) incurred by the each of the Dragging Parties and each of the Dragged Holders (or any of their respective Affiliates) in connection with the Drag-Along Transaction; and (B) each Dragging Party and each Dragged Holder shall join on a pro rata basis (based on the percentage of the proceeds for the shares of Common Stock actually received by such Dragging Party or such Dragged Holder, as applicable, as compared to the aggregate proceeds for the shares of Common Stock actually received by all Dragged Holders and all Dragging Parties), severally and not jointly, in any indemnification or other obligations that are specified in the Drag-Along Notice, except for (x) any indemnification of any Dragging Party or any of its Affiliates, (y) any indemnification with respect to the representations and warranties given by any other Dragged Holder pursuant to Section 2(b)(iii) and (z) any indemnification of any Transferee or any other party related to such Drag-Along Transaction (including escrow agents, investment bankers or other agents or advisors) with respect to an aggregate amount in excess of the proceeds actually paid to such Dragged Holder (after deducting any expenses paid by such Dragged Holder pursuant to clause (A) of this sentence) in respect of such Dragged Holder’s shares of Common Stock in connection with such Drag-Along Transaction (provided that, with respect to any options, warrants or other rights to purchase or subscribe for shares of Common Stock exercised or converted into shares of Common Stock by a Dragged Holder following the delivery of the applicable Drag-Along Notice, such proceeds shall only include the amount by which the aggregate proceeds actually received exceeds the aggregate exercise or conversion price actually paid by such Dragged Holder in respect of such options, warrants or rights). Notwithstanding anything to the contrary contained herein, in no event shall any Dragged Holder be obligated to enter into any non-competition or non-solicitation agreement or any other agreement or restrictive covenant of similar import in connection its participation in a Drag-Along Transaction without such Dragged Holder’s consent.

(v) If requested by the Dragging Parties, each Dragged Holder will, immediately prior to the consummation of the Drag-Along Transaction, exercise and/or convert, as applicable, such number of options, warrants or other rights to purchase or subscribe for shares of Common Stock into shares of Common Stock as is required so that a sufficient number of shares of Common Stock are available to Transfer the applicable number of Drag-Along Shares beneficially owned by such Dragged Holder; provided that any Dragged Holder that holds such options, warrants or other rights to purchase the exercise or conversion price per share of which is greater than the per share price at which the Drag-Along Shares are to be Transferred, may, in place of such exercise or conversion, submit to irrevocable cancellation thereof without any liability for payment of any exercise or conversion price with respect thereto.

(vi) Upon the closing of the sale of any shares of Common Stock pursuant to this Section 2, the Dragged Holders shall deliver at such closing, against payment of the purchase price therefor, certificates representing their shares of Common Stock to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, and evidence of the absence of Encumbrances with respect thereto and of such other matters as are deemed reasonably necessary by the Company for the proper Transfer of such shares on the books of the Company.

(vii) If the Dragging Parties have satisfied the conditions necessary to exercise the Drag-Along Right with respect to a Drag-Along Transaction, then before the completion of a Qualified Public Offering, in connection with a sale of all or substantially all of the consolidated gross assets (excluding cash) of the Company and assumption of all or substantially all of the consolidated gross liabilities (excluding Indebtedness) of the Company to an unaffiliated third party (for the avoidance of doubt, any Affiliate or a portfolio company of a Dragging Party shall be deemed not to be an unaffiliated third party for these purposes) (a “Dragged Asset Sale”), the Dragging Parties shall have the right (the “Dragged Asset Sale Right”) to require each Holder, Legacy Stockholder and their respective Affiliates (a “Dragged Asset Sale Holder”) to vote to approve such Dragged Asset Sale.

(viii) To exercise the Dragged Asset Sale Right, the Dragging Parties must deliver written notice of such proposed Dragged Asset Sale (the “Dragged Asset Sale Notice”) to the Company and each Dragged Asset Sale Holder. Such Dragged Asset Sale Notice shall disclose in reasonable detail the proposed price, the other proposed terms and conditions of the proposed Dragged Asset Sale (including copies of the definitive agreements relating thereto) and the identity of the prospective Asset Acquirer.

(ix) The Asset Acquirer shall be entitled to require each Dragged Asset Sale Holder to provide representations and warranties regarding (A) its power, authority and legal capacity to vote its shares of Common Stock in favor of such Dragged Asset Sale; (B) its valid right, title and interest in such shares of Common Stock and the Dragged Asset Sale Holder’s ownership of such shares of Common Stock; (C) the absence of any Encumbrances on such shares of Common Stock; and (D) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which such Dragged Asset Sale Holder or the assets of such Dragged Asset Sale Holder are bound as the result of such sale, provided that the representations to be provided by each Dragged Asset Sale Holder and any Dragging Party shall be substantially identical other than with respect to the applicable governing Law with respect to its power, authority and legal capacity to vote its shares of Common Stock in favor of such Dragged Asset Sale.

(x) Subject to the terms and conditions of this Section 2(b), the Company (in the case of any Dragged Asset Sale) agrees that it shall use its reasonable best efforts to effect the Dragged Asset Sale, as expeditiously as practicable, including delivering all documents necessary or reasonably requested in connection with such Dragged Asset Sale, and entering into any instrument, undertaking or obligation necessary or reasonably requested in connection with such Dragged Asset Sale (as specified in the Dragged Asset Sale Notice).

Subject to the terms and conditions of this Section 2(b) and without limiting the generality of the foregoing, the Company shall take or cause to be taken all actions, and do or cause to be done, on behalf and in respect of the Company, all reasonably requested actions consistent with this Section 2(b) in connection with any Dragged Asset Sale, as applicable. In addition, (A) each Dragging Party and each Dragged Asset Sale Holder shall pay its pro rata share (based on the percentage of the proceeds actually received by such Dragging Party or such Dragged Asset Sale Holder, as applicable, as compared to the aggregate proceeds actually received by all Dragged Asset Sale Holders and all Dragging Parties) of the reasonable expenses (if any) incurred by each Dragging Party and each of the Dragged Asset Sale Holders (or any of their respective Affiliates) in connection with the Dragged Asset Sale; and (B) each Dragging Party and each Dragged Asset Sale Holder shall join on a pro rata basis (based on the percentage of the proceeds actually received by such Dragging Party or such Dragged Asset Sale Holder, as applicable, as compared to the aggregate proceeds actually received by all Dragged Asset Sale Holders and all Dragging Parties), severally and not jointly, in any indemnification or other obligations that are specified in the Dragged Asset Sale Notice, except for (x) any indemnification of any Dragging Party or any of its Affiliates, (y) any indemnification with respect to the representations and warranties given by any other Dragged Asset Sale Holder pursuant to Section 2(b)(ix) and (z) any indemnification of any Transferee or any other party related to such Dragged Asset Sale (including escrow agents, investment bankers or other agents or advisors) with respect to an aggregate amount in excess of the proceeds actually paid to such Dragged Asset Sale Holder (after deducting any expenses paid by such Dragged Asset Sale Holder pursuant to clause (A) of this sentence) in respect of the assets sold in such Dragged Asset Sale.

(xi) At the option of the Dragging Parties, if and to the extent Apollo and General Atlantic or either of them is a Dragged Holder or Dragged Asset Holder, as the case may be, and the Control Event shall have occurred, each of Apollo and General Atlantic or either of them, as applicable, shall (A) assign, to the extent assignable, without consent of any other Person, its rights to effect a Drag-Along Transaction or a Dragged Asset Sale, as the case may be, under the Securityholder Rights Agreement and the Stockholder Agreement (in each case as such terms are defined in such agreements, respectively) to the Dragging Parties, and (B) exercise, to the extent exercisable, any and all of its drag-along rights under the Securityholder Rights Agreement, the Stockholder Agreement and any other agreement to which it is a party to cause the other parties thereto to transfer a percentage of each of their shares of Common Stock equal to the Drag-Along Percentage, without duplication, on the same terms as the Dragged Holders.

(xii) Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, this Section 2(b) shall not apply to (A) Permitted Transfers, (B) Transfers of shares of Common Stock made in a Qualified Public Offering or (C) Transfers of assets by the Company or any of its Subsidiaries to (1) any of Apollo, Apollo’s Affiliates, or Apollo’s or Apollo’s Affiliates’ respective portfolio companies or (2) to any of General Atlantic, General Atlantic’s Affiliates, or General Atlantic’s or General Atlantic’s Affiliates’ respective portfolio companies.

(c) Pre-emptive Rights.

(i) if the Company or any of its Subsidiaries proposes to issue any equity Securities (the “Offered Securities”), the Company shall deliver to Apollo, General Atlantic, each Holder of Warrant Shares and each Holder of Warrants (each, a “Pre-emptive Rights Holder”) a written notice (which notice shall state the number or amount of the Offered Securities proposed to be issued, the purchase price thereof and any other material terms or conditions of the proposed Offered Securities and of their issuance) of such issuance (the “Pre-emptive Offer Notice”) at least 15 Business Days prior to the date of the proposed issuance (the period beginning on the date that the Pre-emptive Offer Notice is delivered to the Pre-emptive Rights Holders and the date that is 15 Business Days following such date being the “Pre-emptive Offer Period”).

(ii) Each Pre-emptive Rights Holder shall have the option, exercisable at any time during the Pre-emptive Offer Period by delivering a written notice to the Company (a “Pre-emptive Offer Acceptance Notice”) along with the purchase price as set forth in the Pre-emptive Offer Notice, to subscribe for the number or amount of such Offered Securities up to its Pre-emptive Rights Proportion of the total number or amount of Offered Securities proposed to be issued.

(iii) If Pre-emptive Offer Acceptance Notices are not given by the Pre-emptive Rights Holders for all of the Offered Securities, the Company may issue the part of such Offered Securities as to which Pre-emptive Offer Acceptance Notices have not been given by the Pre-emptive Rights Holders (the “Refused Securities”) to any Person in accordance with the terms and conditions set forth in the Pre-emptive Offer Notice. Any Refused Securities not purchased by such Person in accordance with the previous sentence within 60 days after the expiration of the Pre-emptive Offer Period may not be sold or otherwise disposed of until they are again offered to the Pre-emptive Rights Holders under the procedures specified in this Section 2(c).

(iv) Nothing in this Section 2(c) shall prevent the Company from issuing or selling to any Person (the “Accelerated Buyer”) any Offered Securities without first complying with the provisions of this Section; provided, that in connection with such issuance or sale (a) the Company gives reasonably prompt notice to the Pre-emptive Rights Holders of such investment (after such investment has occurred), which notice shall describe in reasonable detail the Offered Securities being purchased by the Accelerated Buyer and the purchase price thereof and (b) the Accelerated Buyer and the Company enable the Pre-emptive Rights Holders to effectively exercise their respective rights under this Section with respect to their purchase of their Pre-emptive Rights Proportion of the Offered Securities issued to the Accelerated Buyer within 15 Business Days after receipt of the notice by the Pre-emptive Rights Holders of such investment by the Accelerated Buyer on the terms specified in this Section 2(c).

(v) The rights under this Section 2(c) shall not apply in connection with the proposed issuance of the following Securities (the “Excluded Securities”):

(1) Securities issued to officers, directors, employees or consultants of the Company or its Subsidiaries, as compensation for services or otherwise;

(2) Securities issued as a dividend or upon any stock split, reclassification, recapitalization, exchange or readjustment of Securities, merger or other similar transaction (in each case, on a pro rata basis);

(3) Securities issued as consideration in a consolidation, merger, acquisition, purchase of all or substantially all of the assets or similar transaction involving the Company or any of its Subsidiaries, and a business entity that is not an Affiliate of the Company and that is an unaffiliated third party (for the avoidance of doubt, any Affiliate or a portfolio company of a Holder or Legacy Stockholder shall be deemed not to be an unaffiliated third party for these purposes), in each case to the extent that such transaction is conducted in compliance with this Agreement;

(4) Securities issued as an equity kicker to one or more Persons to whom the Company or one or more of its Subsidiaries is becoming indebted in connection with the incurrence of such indebtedness by the Company or any of its Subsidiaries, provided that such incurrence otherwise complies with this Agreement;

(5) To the extent that the Company concludes that an issuance is appropriate and desirable to further the business relationship with a customer, supplier or a strategic partner of the Company or one of its Subsidiaries that is not an Affiliate of the Company, Securities issued on arms-length terms to such Person in a commercial transaction;

(6) Securities issued in a Qualified Public Offering;

(7) Securities issued to the Company or any of the Company’s Subsidiaries; and

(8) Securities issued upon the conversion or exercise of any options, warrants or rights to acquire securities of the Company which options, warrants or rights were (A) outstanding on the date hereof (including without limitation the Warrants) or (B) issued in compliance with the terms and conditions of this Section 2(c);

provided, however, that Securities issued as contemplated by subsections (1), (4) or (5) above shall be deemed to be “Excluded Securities” solely to the extent that the aggregate amount of Securities issued as Excluded Securities under subsections (1), (4) and (5) above does not exceed the sum of that number of shares of Common Stock issuable upon the exercise of options outstanding as of the date hereof plus 10% of the issued and outstanding shares of Common Stock on a fully diluted basis as of the date hereof after giving effect to the issuance of the Warrants.

Section 3. Transfers; Additional Parties.

3.1 Restrictions; Permitted Transfers.

(a) Without the consent of the Company, no Holder shall Transfer any shares of Common Stock. The preceding sentence shall not apply to the Warrants, but shall apply with respect to all shares of Common Stock and, other than the Warrants, securities convertible into or exchangeable into or exercisable for shares of Common Stock (including Options, warrants (other than Warrants), restricted stock or restricted stock units) held at any time by a Holder, regardless of the manner in which such Holder initially acquired such shares of Common Stock or securities convertible into or exchangeable into or exercisable for shares of Common Stock (including Options, warrants other than Warrants, restricted stock or restricted stock units).

(b) Notwithstanding anything else contained herein to the contrary, prior to the Control Event, if it should ever occur, each Holder agrees that it shall not, and shall not permit its Transferees (if any), to Transfer directly or indirectly any shares of Common Stock or any other Securities of the Company (including Warrants) to the Persons identified on Schedule I attached hereto.

(c) Notwithstanding anything to the contrary, no Holder shall Transfer any shares of Common Stock pursuant to a Permitted Transfer (other than a Transfer of the Warrants) unless the Required Consents shall have been obtained.

(d) No Holder or Legacy Stockholder will Transfer any shares of Common Stock beneficially owned by it except in compliance with Section 2 and this Section 3, as applicable.

(e) Any purported Transfer in violation of this Section 3.1 shall be null and void.

3.2 Additional Parties.

(a) As a condition to the Company’s obligation to effect a Transfer of Warrants or shares of Common Stock permitted by this Agreement on the books and records of the Company (other than a Transfer to Apollo or General Atlantic or of any of their respective Affiliates, any Holder, the Company or any Subsidiary of the Company), the Transferee shall be required to become a party to this Agreement by executing (together with such Person’s spouse, if applicable) an Adoption Agreement in substantially the form of Exhibit A or in such other form that is reasonably satisfactory to the Company.

(b) In the event that any Person acquires any Securities of the Company (including any Common Stock) from (i) a Legacy Stockholder or any Affiliate of a member of such Legacy Stockholder’s Group or (ii) any direct or indirect Transferee of a Legacy Stockholder, such Person shall be subject to any and all obligations and restrictions set forth in this Agreement, of such Legacy Stockholder hereunder, as if such Person was such Legacy Stockholder named herein.

(c) In the event that any Person acquires Warrants or shares of Common Stock from (i) a Holder or any Affiliate or member of such Holder’s Group or (ii) any direct or indirect Transferee of a Holder, such Person shall be subject to any and all obligations and restrictions set forth in this Agreement, of such Holder hereunder, as if such Person was such Holder named herein.

3.3 Securities Restrictions; Legends.

(a) No shares of Common Stock shall be transferable except upon the conditions specified in this Section 3.3, which conditions are intended to insure compliance with the provisions of the Securities Act.

(b) Each certificate representing shares of Common Stock, including any such certificates representing shares of Common Stock held by any Legacy Stockholder, shall (unless otherwise permitted by the provisions of paragraph (d) below) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO WARRANTHOLDER RIGHTS AGREEMENT DATED AS OF DECEMBER 12, 2013 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”), AND THE OTHER PARTIES NAMED THEREIN. THE TERMS OF SUCH WARRANTHOLDER RIGHTS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Each Legacy Stockholder shall promptly upon execution of this Agreement deliver or cause to be delivered to the Company or the Company’s transfer agent (as applicable), each certificate representing its shares of Common Stock, and cooperate with the Company and/or the Company’s transfer agent so that each such certificate is stamped or otherwise imprinted with the foregoing legend.

(c) The holder of any shares of Common Stock by acceptance thereof agrees, prior to any Transfer of any such shares, to give written notice to the Company of such holder’s intention to effect such Transfer and to comply in all other respects with the provisions of this Section 3.3. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon request by the Company, the holder delivering such notice shall deliver a written opinion, addressed to the Company, of counsel for the holder of such shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the

Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such shares under the Securities Act. Such holder of such shares shall be entitled to Transfer such shares in accordance with the terms of the notice delivered to the Company, if the Company does not reasonably object to such Transfer and request such opinion within 15 days after delivery of such notice, or, if it requests such opinion, does not reasonably object to such Transfer within 15 days after delivery of such opinion. Each certificate or other instrument evidencing any such transferred shares of Common Stock shall bear the legend set forth in Section 3.3(b) above unless (A) such opinion of counsel to the holder of such shares (which opinion and counsel shall be reasonably acceptable to the Company) states that registration of any future Transfer is not required by the applicable provisions of the Securities Act or (B) the Company shall have waived the requirement of such legends.

(d) Notwithstanding the termination of this Agreement, when (i) any Warrant Shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act, or (ii) after a Qualified Public Offering, the holder of such Warrant Shares has met the requirements for Transfer of such shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), the holder of such Warrant Shares shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in paragraph (b) above and not containing any other reference to the restrictions imposed by this Agreement.

Section 4. Information Rights; Confidentiality.

(a) Financial Statements and Notices. Except during such periods as the Company has timely filed its annual and quarterly reports with the Securities and Exchange Commission (whether as a voluntary filer, within such time periods specified in the Exchange Act for non-accelerated filers, or, if the Company should become obligated to file such reports pursuant to Sections 13 or 15(d) of the Exchange Act, in accordance with the applicable filing requirements), at the request of any Holder or Legacy Stockholder, the Company shall furnish to such Person:

(i) (A) As soon as available, but in no event later than 45 days after the end of each fiscal year, unaudited summarized consolidated financial statements of the Company and its Subsidiaries, for the immediately preceding fiscal year, and (B) as soon as available, but in no event later than 90 days after the end of each fiscal year, audited consolidated financial statements of the Company and its Subsidiaries, in each of clauses (A) and (B) including a summarized consolidated balance sheet as of the end of such fiscal year, a summarized consolidated statement of income and a summarized consolidated statement of cash flows for such year, in each case setting forth in comparative form the figures from the Company’s previous fiscal year, prepared on an internal management basis in the case of clause (A) and prepared in accordance with U.S. generally accepted accounting principles consistently applied in the case of clause (B) and, in the case of clause (B), audited by a nationally recognized independent certified public accounting firm selected by the Board. Audited financial statements shall also be accompanied by a narrative discussion in writing comparing the results of operations of the current fiscal year and the previous fiscal year, which discussion shall be prepared by the Company’s management; and

(ii) As soon as available, but in no event later than 45 days after the end of each fiscal quarter, unaudited summarized consolidated financial statements of the Company and its Subsidiaries, including a summarized consolidated balance sheet as of the end of such fiscal quarter, a summarized consolidated statement of income and a summarized consolidated statement of cash flows for such quarter and the current fiscal year to date, in each case setting forth in comparative form the figures from the corresponding periods of the previous fiscal year and the Company’s projected financial statements for the current fiscal year and showing deviations from the Company’s budget, such financial statements to be prepared on an internal management basis.

(b) For so long as any Significant Holder or Legacy Stockholder beneficially owns shares of Common Stock representing, in the aggregate, more than 1.0% of the shares of Common Stock on a fully diluted basis, or any Holder beneficially owns shares of Common Stock representing, in the aggregate, more than 5% of the shares of Common Stock on a fully diluted basis, at the request of such Person, the Company shall furnish to such Person, as soon as available, but in no event later than 30 days after the end of each month, an unaudited consolidated statement of income and balance sheet, without any explanatory notes, which statements shall be prepared on an internal management basis; provided that any Person requesting information pursuant to this Section 4(b) shall be bound by the Company’s then-existing policy on insider trading and shall execute an agreement evidencing such obligation.

(c) Confidentiality. Each Holder agrees to, and shall cause its Affiliates, and its and their respective directors, officers, employees, agents, advisors and representatives (“Representatives”) to, (i) hold confidential all information they may have or obtain concerning the Company or any of its Subsidiaries and their respective assets, business, operations, financial performance or prospects or the arrangements among the Holders and the Company (“Confidential Information”) and (ii) not use such Confidential Information except, with respect to clause (ii), in connection with evaluating and monitoring its investment in the Company or exercising its rights and fulfilling its obligations with respect thereto (including, for the avoidance of doubt, the right to conduct a sale process with respect to the sale of its shares of Common Stock so long as such Holder (x) complies with clause (i) of this sentence and (y) requires each potential participant in such sale process (a “Potential Participant”) to whom Confidential Information is provided to enter into a customary confidentiality agreement (to which the Company is a third-party beneficiary) with respect to such sale process that requires such Potential Participant and its Representatives to hold confidential, use only for the purposes of evaluating a purchase of shares of Common Stock from the Holder, and to return or destroy at the conclusion of the sale process (unless such Potential Participant enters into a definitive agreement with such Holder whereby such Potential Participant will become a Holder upon consummation of the transactions contemplated by such agreement) any Confidential Information received by such Potential Participant or its Representatives); provided, however, that the term “Confidential Information” does not include information that (A) is already in such party’s possession, provided that such information is not known by such Holder to be subject to another confidentiality agreement with or other obligation of secrecy to any Person, (B) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives in violation of this Section 4(c), (C) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives, provided that such source is not known by such party to have made such information available to such party in violation of a confidentiality agreement with or other obligation of secrecy to any Person or (D) is received in the course of a commercial arrangement between such Holder or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand (which confidential information shall be governed by the provisions governing such commercial arrangement). Notwithstanding the foregoing, nothing herein shall prevent any party hereto from disclosing Confidential Information (1) upon the order of any Government Entity, (2) upon the request or demand of any Government Entity having jurisdiction over such party, (3) to the extent required by Law, (4) to the extent necessary in connection with any suit, action or proceeding relating to this Agreement or the exercise of any remedy hereunder, and (5) to such party’s Representatives that need to know such information and who agree to keep such information confidential on the terms set forth in this Section 4(c) (it being understood and agreed that, in the case of clause (1), (2) or (3), unless prohibited by Law or any Government Entity, such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available). The provisions set forth in this Section 4(c) shall terminate with respect to a given Holder on the second anniversary of the date such Holder ceases to own shares of Common Stock.

Section 5. Notices. In the event a notice or other document is required to be sent hereunder to any party hereto, such notice shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by electronic mail sent with a request for delivery receipt, upon written electronic confirmation of delivery, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth in Annex I. Any party hereto may effect a change of address for purposes of this Agreement by giving notice of such change to the Company, and the Company shall, upon the request of any party hereto, confirm to such party such change in the manner provided herein. Until such notice of change of address is properly given to the Company, the addresses set forth on Annex I shall be effective for all purposes.

Section 6. Representations and Warranties.

(a) Representations and Warranties of the Holders. Each Holder, as to itself and not jointly, hereby represents and warrants to the Company as of the date hereof that:

(i) Organization. If such Holder is an entity, such Holder is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation or organization and there is no pending or, to the knowledge of such Holder, threatened action for the dissolution, liquidation, insolvency, or rehabilitation of such Holder.

(ii) Authority. Such Holder has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance by such Holder of this Agreement has been duly authorized by all necessary action of such Holder; and this Agreement has been duly executed and delivered by such Holder and is the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, liquidation, moratorium, or similar events affecting such Holder or its assets, or by general principles of equity.

(iii) No Consents; No Violations. (A) No authorization, approval or other action by, and no notice to or filing with, any Government Entity or Self-Regulatory Organization or any other Person is required for the due execution, delivery, and performance by such Holder of this Agreement or the consummation of the transactions contemplated hereby (other than (x) such as has been obtained, given, effected or taken prior to the date hereof, (y) consents, authorizations, approvals or filings required to be obtained or made by, or notices given to, any Government Entity or Self-Regulatory Organization to the extent having jurisdiction over the Company, as to which such Holder makes no representations or warranties and (z) routine filings that are informational in nature and made in the ordinary course of business); and (B) the execution, delivery, and performance of this Agreement and the performance by such Holder of its obligations hereunder do not and will not result in any breach, violation or contravention of (1) if such Holder is an entity, such Holder’s organizational documents, (2) any Law applicable to such Holder, (3) any order, writ, injunction, judgment, decree or award of any Government Entity or Self-Regulatory Organization to which such Holder or any of its properties is subject or (4) any mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which such Holder is a party or by which any of its properties is bound, except for breaches, violations and contraventions, if any, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, properties or assets of such Holder.

(iv) Investment Related Representations and Warranties.

a. Such Holder is acquiring the Warrants or shares of Common Stock for his or its own account, for investment and not with a view to the distribution thereof or any interest therein in violation of the Securities Act or applicable Securities Laws.

b. Such Holder understands that (A) the Warrants or shares of Common Stock have not been registered under the Securities Act or under any state Securities Laws, and are being offered and sold in reliance under federal and state exemptions for transactions not involving a public offering and (B) the Warrants or shares of Common Stock must be held by such Holder indefinitely unless a subsequent Transfer thereof is registered under the Securities Act and applicable Law or is exempt from such registration.

c. Such Holder further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Holder) depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales of the Warrants or shares of Common Stock acquired hereunder in limited amounts. Such Holder further understands that the Holder has no right to compel the Company to disclose any information for purposes of complying with Rule 144.

d. Such Holder (A) is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act or (B) has a preexisting personal or business relationship with the Company, its Subsidiaries or certain members of the Board or officers of the Company, which is of a nature and duration sufficient to make such Holder aware of the character, business acumen and general business and financial circumstances of the Company, its Subsidiaries and/or such members of the Board or officers of the Company, if any.

e. The Company has made available to such Holder or its representatives all agreements, documents, records and books that such Holder has requested relating to an investment in the Warrants or Common Stock being acquired by the Holder. Such Holder has had an opportunity to ask questions of, and receive answers from, Persons acting on behalf of the Company, concerning the terms and conditions of this investment, and answers have been provided to all such questions to the full satisfaction of such Holder. Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of the investment in the Warrants or shares of Common Stock and to suffer a complete loss of such investment.

f. Such Holder has no need for liquidity in its investment in the Warrants or shares of Common Stock. Such Holder can bear the economic risk of investment in the Warrants or shares of Common Stock and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of the investment in the Warrants or shares of Common Stock. Such Holder has consulted with its professional, tax and legal advisors with respect to the federal, state, local and foreign income tax consequences of such Holder’s participation as a Holder of the Company.

g. Such Holder understands that there is no public market for the Warrants or shares of Common Stock and that the transferability of the Warrants or shares of Common Stock is restricted.

(b) Representations and Warranties of the Company. The Company hereby represents and warrants to the Holders as of the date hereof that:

(i) Organization. The Company is a corporation validly existing and in good standing under the Laws of Delaware and there is no pending or, to the knowledge of the Company, threatened action for the dissolution, liquidation, insolvency, or rehabilitation of the Company.

(ii) Authority. The Company has the power and authority to carry on its business as now conducted, to own or hold under lease its properties, and to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action; and this Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, liquidation, moratorium, or similar events affecting the Company or its assets, or by general principles of equity.

(iii) The authorized capital of the Company consists of (1) 360,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 84,913,613 are issued and outstanding as of the date hereof, (2) 180,000,000 shares of Class B Common Stock, par value $0.01 per share, of which none are outstanding as of the date hereof and 92,939,655 have been reserved solely for issuance upon the exercise of Warrants, (3) 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which none are outstanding as of the date hereof and (4) 20,000,000 Series A Warrants to purchase shares of Class B Common Stock, of which none are outstanding as of the date hereof. The issued and outstanding equity interests in the Company are owned of record by Apollo, together with its Affiliates, General Atlantic, together with its Affiliates, such other persons that beneficially own 5% or more of the Company’s issued and outstanding equity interests and the remaining investors aggregated as a single group in the amounts set forth on Schedule 6(b)(iii). All issued and outstanding Securities (A) have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, (B) were issued in material compliance with all applicable securities laws and (C) were not issued in breach of the organizational or governing documents of the Company or any of its Subsidiaries or any other similar agreement.

(iv) Except as set forth on Schedule 6(b)(iv), there are no rights, subscriptions, warrants, options, conversion rights, stock, membership interest or other equity-related appreciation rights, phantom stock, agreements or arrangements of any kind outstanding to purchase, exchange, exercise for, transfer, sell, register or otherwise acquire from the Company any shares of Common Stock or other Securities of any kind of any of the Company or its Subsidiaries.

(v) No Consents; No Violations. (A) No authorization, approval or other action by, and no notice to or filing with, any Government Entity or Self-Regulatory Organization or any other Person is required for the due execution, delivery, and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby (other than (x) such as has been obtained, given, effected or taken prior to the date hereof, (y) consents, authorizations, approvals or filings required to be obtained or made by, or notices given to, any Government Entity or Self-Regulatory Organization to the extent having jurisdiction over the Holders, as to which the Company makes no representations or warranties and (z) routine filings that are informational in nature and made in the ordinary course of business); and (B) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach, violation or contravention of (1) its certificate of incorporation or its by-laws, (2) any Law applicable to the Company, (3) any order, writ, injunction, judgment, decree or award of any Government Entity or Self-Regulatory Organization to which the Company or any of its properties is subject or (4) any mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which the Company is a party or by which any of its properties is bound, except for breaches, violations and contraventions, if any, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, properties or assets of the Company and its Subsidiaries, taken as a whole.

(c) Representations and Warranties of the Legacy Stockholders. Each Legacy Stockholder, as to itself and not jointly, hereby represents and warrants to the Company as of the date hereof that:

(i) Organization. If such Legacy Stockholder is an entity, such Legacy Stockholder is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation or organization and there is no pending or, to the knowledge of such Legacy Stockholder, threatened action for the dissolution, liquidation, insolvency, or rehabilitation of such Legacy Stockholder.

(ii) Authority. Such Legacy Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance by such Legacy Stockholder of this Agreement has been duly authorized by all necessary action of such Legacy Stockholder; and this Agreement has been duly executed and delivered by such Legacy Stockholder and is the legal, valid and binding obligation of such Legacy Stockholder enforceable against such Legacy Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, liquidation, moratorium, or similar events affecting such Legacy Stockholder or its assets, or by general principles of equity.

(iii) No Consents; No Violations. (A) No authorization, approval or other action by, and no notice to or filing with, any Government Entity or Self-Regulatory Organization or any other Person is required for the due execution, delivery, and performance by such Legacy Stockholder of this Agreement or the consummation of the transactions contemplated hereby (other than (x) such as has been obtained, given, effected or taken prior to the date hereof, (y) consents, authorizations, approvals or filings required to be obtained or made by, or notices given to, any Government Entity or Self-Regulatory Organization to the extent having jurisdiction over the Company, as to which such Legacy Stockholder makes no representations or warranties and (z) routine filings that are informational in nature and made in the ordinary course of business); and (B) the execution, delivery, and performance of this Agreement and the performance by such Legacy Stockholder of its obligations hereunder do not and will not result in any breach, violation or contravention of (1) if such Legacy Stockholder is an entity, such Legacy Stockholder’s organizational documents, (2) any Law applicable to such Legacy Stockholder, (3) any order, writ, injunction, judgment, decree or award of any Government Entity or Self-Regulatory Organization to which such Legacy Stockholder or any of its properties is subject or (4) any mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which such Legacy Stockholder is a party or by which any of its properties is bound, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Legacy Stockholder to perform its obligations under this Agreement.

Section 7. Covenants.

(a) Restrictive Covenants Prior to the Control Event. For so long as the number of issued and outstanding Warrant Shares assuming the exercise of all Exercisable Warrants in the aggregate represent more than 50% of the number of Warrant Shares issuable to the holders of Series A Warrants issued and outstanding on the Effective Date (in each case, as adjusted for any stock split, stock dividend, stock distribution or stock combination or combination having similar effect), the Company shall not, and (in the case of each of the immediately following clauses (i) and (iii)) shall cause each of its Subsidiaries not to, without the prior consent of the Holder Group Majority, do or permit the following:

(i) enter into any agreements or transactions or series of agreements or transactions with Apollo, General Atlantic or any of their respective Affiliates, it being understood that the foregoing shall not apply to (1) the exercise of any rights, benefits or privileges, or the performance of any obligations, under this Agreement, the Stockholder Agreement, the Securityholder Rights Agreement, the Registration Rights Agreement, the certificate of incorporation of the Company, the By-Laws, any agreement executed by investors generally in connection with the issuance of Securities after the date hereof if the Holders are provided with preemptive rights thereon in accordance with this Agreement or to the extent that any such Person holds any of the Company’s indebtedness outstanding immediately after the consummation of the Transactions, any documents governing any such indebtedness, the enforcement of any rights under any such agreement or instrument or any transaction expressly contemplated by any such agreement or instrument, (2) any issuances of securities if the Holders are provided with preemptive rights thereon in accordance with this Agreement or the execution of any agreement or instrument entered into in connection with such issuance, (3) any dividend or distribution (subject to Section 7(a)(iv)), (4) any reasonable compensation and/or reimbursement agreements or arrangements with the Company’s officers and directors (5) the Consulting Agreement, subject to the other restrictions thereon set forth in this Agreement and (6) any such agreements or transactions or series of agreements or transactions with any portfolio company of Apollo, General Atlantic or any of their respective Affiliates that is (x) on terms no less favorable to the Company or its Subsidiaries, as applicable, than would have been obtainable on an arms’ length basis and (y) to the extent such agreement or transaction or series of related agreements or transactions involves (I) the sale of all or substantially all assets of the Company or any of its Subsidiaries, (II) the sale of an equity or economic interest in the Company or any of its Subsidiaries or (III) a merger, consolidation, combination or other similar transaction, that has been approved by a majority of the Company’s disinterested Directors (including, but not limited to, the Series A Holders Director);

(ii) voluntarily liquidate, dissolve or wind-up the affairs of the Company or otherwise initiate any insolvency proceeding or any proceeding under the Bankruptcy Reform Act of 1978, as amended, or other applicable bankruptcy or insolvency laws;

(iii) redeem or repurchase or otherwise acquire Common Stock or derivative securities exercisable therefor or convertible thereinto from Apollo, General Atlantic or their respective Affiliates, except as part of redemptions or repurchases in which all holders of shares of Common Stock and then Exercisable Warrants (on an as-exercised basis) are entitled to participate for their pro rata share; provided that, for the avoidance of doubt, for the purposes of this Section 7(a)(iii), the term “Affiliates” when referring to Apollo and General Atlantic shall not include the Company or any of its Subsidiaries;

(iv) declare or pay dividends or cash interests or other distributions on any Common Stock except to the extent holders of the then Exercisable Warrants are entitled to participate therein with respect to such Exercisable Warrants on an as-exercised basis for their pro rata share;

(v) engage in any reorganization, reclassification, reconstruction, consolidation or subdivision of the Company’s share capital; provided, however, that the foregoing shall not apply to any reorganization, reclassification, reconstruction, consolidation or subdivision of the Company’s share capital that may be made in connection with (A) the valid exercise of a Drag-Along Right, (B) the consummation of a Qualified Public Offering or (C) a Control Disposition; and

(vi) alter, modify or amend (whether by merger, consolidation or otherwise) the Company’s certificate of incorporation, By-Laws or any Equityholder Agreement except in connection with (A) the valid exercise of a Drag-Along Right or (B) the consummation of a Qualified Public Offering, in each case, in accordance with the terms and conditions in this Agreement, which alterations, modifications or amendments become effective at or following the consummation of such Drag-Along Transaction or Qualified Public Offering.

(b) Restrictive Covenants Following the Control Event. For so long as a Legacy Stockholder, together with its Affiliates, owns a number of shares of Common Stock in the aggregate equal to at least 50% of the number shares of Common Stock owned by such Legacy Stockholder and its Affiliates as of the date hereof, the Company shall not, and (in the case of each of the immediately following clauses (i) and (iii)) shall cause each of its Subsidiaries not to, without obtaining the Legacy Stockholders Consent, do or permit the following:

(i) enter into any agreements or transactions or series of agreements or transactions with any Holder that owns Warrants or shares of Common Stock representing (in the case of Warrants, on an as-exercised basis), in the aggregate, more than 15% of the shares of Common Stock then outstanding on a fully diluted basis or its Affiliates (such Holder and its Affiliates each an “Affiliated Holder”), it being understood that the foregoing shall not apply to (1) the exercise of any rights, benefits or privileges, or the performance of any obligations, under this Agreement, the Stockholder Agreement, the Securityholder Rights Agreement, the Registration Rights Agreement, the certificate of incorporation of the Company, the By-Laws, the Holdings Senior Notes or any related indenture, any agreement executed by investors generally in connection with the issuance of Securities after the date hereof if the Legacy Stockholders are provided with preemptive rights thereon in accordance with this Agreement or to the extent that any such Person holds any of the Company’s indebtedness outstanding immediately after the consummation of the Transactions, any documents governing any such indebtedness, the enforcement of any rights under any such agreement or instrument or any transaction expressly contemplated by any such agreement or instrument, (2) any issuances of securities if the Legacy Stockholders are provided with preemptive rights thereon in accordance with this Agreement or the execution of any agreement or instrument entered into in connection with such issuance, (3) any dividend or distribution (subject to Section 7(b)(iii)), (4) any reasonable compensation and/or reimbursement agreements or arrangements with the Company’s officers and directors and (5) any such agreements or transactions or series of agreements or transactions with any portfolio company of an Affiliated Holder that is (x) on terms no less favorable to the Company or its Subsidiaries, as applicable, than would have been obtainable on an arms’ length basis and (y) to the extent such agreement or transaction or series of related agreements or transactions involves (I) the sale of all or substantially all assets of the Company or any of its Subsidiaries, (II) the sale of an equity or economic interest in the Company or any of its Subsidiaries or (III) a merger, consolidation, combination or other similar transaction, that has been approved by a majority of the Company’s disinterested Directors (including, but not limited to, the Directors elected by the Class A Common Stock);

(ii) redeem or repurchase or otherwise acquire Common Stock or derivative securities exercisable therefor or convertible thereinto from an Affiliated Holder, except (A) as part of redemptions or repurchases in which all holders of shares of Common Stock are entitled to participate for their pro rata share, or permit any of its Subsidiaries to do any of the foregoing or (B) redemptions or repurchases, or any other payments under, the Holdings Senior Notes or any related indenture;

(iii) declare or pay dividends or cash interests or other distributions on any Common Stock except to the extent all holders of Common Stock are entitled to participate therein on a pro rata basis;

(iv) engage in any reorganization, reclassification, reconstruction, consolidation or subdivision of the Company’s share capital; provided, however, that the foregoing shall not apply to any reorganization, reclassification, reconstruction, consolidation or subdivision of the Company’s share capital that may be made in connection with (A) the valid exercise of a Drag-Along Right, (B) the consummation of a Qualified Public Offering or (C) a Control Disposition; and

(v) alter, modify or amend (whether by merger, consolidation or otherwise) the Company’s certificate of incorporation or By-Laws, except in connection with (A) the valid exercise of a Drag-Along Right or (B) the consummation of a Qualified Public Offering, in each case, in accordance with the terms and conditions in this Agreement, which alterations, modifications or amendments become effective at or following the consummation of such Drag-Along Transaction or Qualified Public Offering.

(c) Consulting Agreement. Each Legacy Stockholder and the Company hereby agrees that:

(i) until the Holdings Senior Notes are repaid in full, no management, consulting, monitoring, advisory or similar fees or expenses shall be paid or accrued to any Legacy Stockholder or its Affiliates, except that, subject to the other provisions of this Section 7, (A) the Consulting Fee may continue to accrue and (B) out-of-pocket expenses, including legal fees and expenses and other disbursements incurred under Section 4(b) of the Consulting Agreement, may be paid so long as such fees and expenses do not exceed $100,000 per year; provided that, for the avoidance of doubt, the foregoing restriction shall not apply (1) to the payment of fees to directors of the Company employed by or otherwise affiliated with the Legacy Stockholders or their Affiliates in the amount such directors are entitled to receive for such services (including any extra amounts for serving on committees) on the date hereof or (2) any reimbursements for expenses such directors are entitled to under the Company’s reimbursement policies for directors.

(ii) until the Holdings Senior Notes are repaid in full, the Consulting Agreement cannot be amended, supplemented or modified without the prior written consent of the Holder Group Majority; and

(iii) notwithstanding anything to the contrary contained herein or any other agreement, or the termination of the Consulting Agreement, any accrued and unpaid Consulting Fee shall continue to be payable hereunder and thereunder, subject to Section 7(c)(i).

(d) Subsidiary Boards.

(i) The Company hereby agrees that the AGI Board shall be comprised of the same persons serving on the Board.

(ii) The Company hereby agrees that, so long as any Required Consents have been obtained, the Series A Holders Director shall be permitted to serve as a director or manager, as the case may be, on the board of directors, board of managers or similar governing body of each of the Company’s subsidiaries (other than Affinion Group, Inc. and Affinion International Holdings Limited) for which any person who is a nominee of Apollo pursuant to the Stockholder Agreement is then serving as a director or manager on the board of directors, board of managers or similar governing body thereof (collectively, the “Subject Companies”).

(iii) For so long as the Series A Holders Director is a director of the Company, the Series A Holders Director shall (i) be entitled to be notified of all meetings of each committee of (A) the Board, (B) the AGI Board and (C) each Subject Company, including such meeting’s time and place and means of participation (in person, telephonic or electronic), in the same manner and to the same extent, and at the same time, as members of such committee, but not entitled to be present (in person, telephonically or electronically) at each such meeting; (ii) have access to and receive, simultaneously with each member of such committee, any and all information (including concurrent receipt of copies of all materials (including copies of all actual and proposed minutes and resolutions of each such meeting and draft and executed written consents) distributed to members of each such committee) in connection with the meeting or otherwise concerning the business and operations of the Company, AGI or any Subject Company (as applicable) and (iii) have access to any and all minutes of such committees.

(e) Waiver of Stockholder Agreement Rights. Each Legacy Stockholder (on its behalf and on behalf of any Transferee) hereby irrevocably waives all rights and benefits under Sections 2(a), 2(b), 2(c), 2(d), 2(e), 3 and 5 of the Stockholder Agreement effective upon and following the occurrence of the Control Event, if it should ever occur.

(f) Limitation on the Vote of Legacy Stockholders. With respect to any matter that is submitted to a vote or consent of the stockholders of the Company with respect to which the holders of Warrants and/or shares of Class B Common Stock are entitled to vote, (a) none of the Legacy Stockholders or any of their Affiliates shall vote any Warrants or shares of Class B Common Stock for or against such matter, (b) except as otherwise set forth in the immediately following clause (c), the approval of any such matter shall require the vote of holders of a majority of the outstanding Warrants and shares of Class B Common Stock who vote on such matter and (c) in connection with the election of the Series A Holders Director, such Director shall be elected by a plurality of the outstanding Warrants and shares of Class B Common Stock who vote on such matter.

Section 8. Miscellaneous Provisions.

(a) Headings. The heading references herein and the table of contents hereof are for convenience purposes only and shall not be deemed to limit or affect any of the provisions hereof.

(b) SPV. Each Holder that is an entity that was formed for the sole purpose of acquiring (directly or indirectly) shares of Common Stock or that has no substantial assets other than (direct or indirect interests in) the shares of Common Stock agrees that (i) certificates of shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the Transfer of shares of Common Stock as if such shares of common stock or other equity interests were shares of Common Stock and (ii) no such shares of common stock or other equity interests may be transferred to any Person directly or indirectly (including through derivative securities) other than in accordance with the terms and provisions of this Agreement as if such shares or equity interests were shares of Common Stock.

(c) No Other Stockholder Arrangements. No party hereto shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any securities of the Company on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Holders or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or Transfer of any securities of the Company in a manner inconsistent with this Agreement; provided, however, that for the avoidance of doubt, for these purposes none of the provisions of the Stockholder Agreement, the Securityholder Rights Agreement or the Registration Rights Agreement shall be deemed inconsistent with this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the Laws of the State of Delaware, without giving effect (to the fullest extent provided by Law) to any choice or conflict of law provision or rule thereof which might result in the application of the Laws of any other jurisdiction. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware State Chancery Court located in Wilmington, Delaware, or (in the event that such court denies jurisdiction) any federal or state court located in the State of Delaware for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any litigation brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the Delaware State Chancery Court located in Wilmington, Delaware, or (in the event that such court denies jurisdiction) any federal or state court located in the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

(e) Construction. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f) Binding Effect. This Agreement shall be binding upon the Company, Apollo, General Atlantic, the Holders, any spouses of the Holders, and their respective heirs, executors, administrators and permitted successors and assigns.

(g) Amendment. This Agreement may be amended, supplemented or modified from time to time by an instrument in writing signed by the parties having the Required Voting Percentage, provided that (i) this Agreement may be amended by the Company without the consent of any Holder to cure any ambiguity or to cure, correct or supplement any defective provisions contained herein, or to make any other provisions with respect to matters or questions hereunder as the Company may deem necessary or advisable so long as such action does not affect adversely the interest of any Holder, (ii) any such amendment, supplement or modification that by its terms affects the rights or obligations of any Holder in a manner that is materially adverse and substantially different relative to other Holders shall not be enforceable against such Holder without the written consent of such Holder and (iii) the written consent of the Company shall be required, in the event that any such amendment, supplement or modification imposes a burden or obligation on the Company or adversely affects a benefit or right of the Company under this Agreement.

(h) Termination. This Agreement shall terminate automatically upon: (i) the dissolution of the Company upon the vote of the Required Voting Percentage, (ii) upon the occurrence of any event which reduces the number of Holders to zero in accordance with the terms hereof, (iii) the consummation of a Control Disposition or (iv) if at any time following the consummation of a Qualified Public Offering, fewer than 5% of the aggregate principal amount of the Holdings Senior Notes issued on the date hereof remains outstanding. Any Holder who disposes of all of his, her or its Warrant Shares in conformity with the terms of this Agreement shall cease to be a party to this Agreement and shall have no further rights hereunder but shall remain subject to Section 4(c) (Confidentiality) and shall not be released from any liability incurred hereunder prior to the date it ceases to own any Warrant Shares.

(i) Spouses. The spouses of the individual Holders are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Common Stock they may now or hereafter own, and agree that the termination of their marital relationship with any Holder for any reason shall not have the effect of removing any Common Stock of the Company otherwise subject to this Agreement from the coverage of this Agreement and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, each individual Holder agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the Company, a counterpart of this Agreement, or an Adoption Agreement substantially in the form of Exhibit A or in a form satisfactory to the Company.

(j) Specific Performance; Remedies. Any Transfer or attempted Transfer in breach of this Agreement shall be void and of no effect. In connection with any attempted Transfer in breach of this Agreement, the Company may hold and refuse to Transfer any Common Stock or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies which may be available to it or the Holders. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

(k) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The failure of any Holder to execute this Agreement does not make it invalid as against any other Holder.

(l) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by Law.

(m) Further Assurances. Each party hereto shall cooperate and use their respective reasonable best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate, including the execution of any additional documents or instruments of any kind and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement.

(n) Extensions; Waivers. No course of dealing between the Company, or its Subsidiaries, and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(o) WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

(p) Registration Rights Agreement. Each of the parties hereto (a) shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if it were originally a party thereto.

(q) Entire Agreement. This Agreement and the Registration Rights Agreement set forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by the Company may be withheld by the Company in its sole discretion.

(r) Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

(s) Adjustments. If, and as often as, there are any changes in the Common Stock or securities convertible into or exchangeable into or exercisable for shares of Common Stock as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction affecting shares of Common Stock or such securities, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock or such securities as so changed.

(t) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Holders may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Company’s, Apollo Group’s, General Atlantic Group’s or any Holder’s Affiliates, limited partners, members or stockholders or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such (collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Company, Apollo Group, General Atlantic Group or any Holder under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 8(t) shall relieve or otherwise limit the liability of any Person for any breach or violation of its obligations under such agreements, documents or instruments to which it is a party.

(u) Additional Shares. In the event additional shares of Common Stock are issued by the Company to a Holder at any time during the term of this Agreement upon the exercise Warrants, such additional shares of Common Stock, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

(v) Assignment. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives, provided that, no party may assign any or all of its rights or obligations under this Agreement except in connection with a Transfer of Securities in accordance with the terms and conditions of this Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Chief Executive Officer

[Signature Page to Warrantholder Rights Agreement]

AFFINION GROUP HOLDINGS, LLC

By:	/s/ Marc E. Becker
	Name:	Marc E. Becker
	Title:	President

[Signature Page to Warrantholder Rights Agreement]

GAPCO GMBH & CO. KG
By:	GAPCO Management GmbH,
its General Partner

By:	/s/ Thomas J Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS III, LLC
By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC
By:	General Atlantic LLC, its Managing Member

By:	/s/ Thomas J Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPSTAR, LLC

By:	/s/ Thomas J Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

[Signature Page to Warrantholder Rights Agreement]

GAP-W HOLDINGS, L.P.
By:	General Atlantic GenPar, L.P.,
its General Partner

By:	General Atlantic LLC,
its General Partner

By:	/s/ Thomas J Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 79, L.P.
By:	General Atlantic LLC,
its General Partner

By:	/s/ Thomas J Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

[Signature Page to Warrantholder Rights Agreement]

WARRANTHOLDERS AND HOLDERS OF WARRANT SHARES (as evidenced by their execution of an Adoption Agreement attached hereto)

[Signature Page to Warrantholder Rights Agreement]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption”) is executed pursuant to the terms of the Warrantholder Rights Agreement dated as of December 12, 2013, a copy of which is attached hereto (the “Warrantholder Rights Agreement”), by the transferee (“Transferee”) executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain securities of Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions of the Warrantholder Rights Agreement. Capitalized terms used herein without definition are defined in the Warrantholder Rights Agreement and are used herein with the same meanings set forth therein.

2. Agreement. Transferee (i) agrees that the securities acquired by Transferee shall be bound by and subject to the terms of the Warrantholder Rights Agreement, pursuant to the terms thereof as a [Holder] / [Legacy Stockholder], and (ii) hereby adopts the Warrantholder Rights Agreement with the same force and effect as if he were originally a party thereto.

3. Notice. Any notice required as permitted by the Warrantholder Rights Agreement shall be given to Transferee at the mailing or electronic-mail address listed beside Transferee’s signature below.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the securities referred to above and in the Warrantholder Rights Agreement, to the terms of the Warrantholder Rights Agreement.

[UNDERSIGNED]

By:
Name:
Title:
Date:

[UNDERSIGNED’S SPOUSE (IF APPLICABLE)]

By:
Name:
Title:
Date:

Address for Notices:

Email:
Attn:

B-1

ANNEX I

If to the Company:

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

Facsimile: (203) 956-1021

Attention: Chief Financial Officer

Email: tsiegel@affiniongroup.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park,

New York, New York 10036

Telephone: 212-872-1000

Facsimile: 212-872-1002

Email: aweinstein@akingump.com

Attn: Adam Weinstein, Esq.

If to Apollo:

Affinion Group Holdings, LLC

c/o Apollo Management V, L.P.

9 West 57th Street

New York, NY 10019

Facsimile: (212) 515-3264

Email: becker@apollolp.com

Attention: Marc Becker

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park,

New York, New York 10036

Telephone: 212-872-1000

Facsimile: 212-872-1002

Email: aweinstein@akingump.com

Attn: Adam Weinstein, Esq.

If to General Atlantic:

General Atlantic Partners 79, L.P.

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, Connecticut 06830

Annex I-1

Facsimile: 212-759-5708

Email: clanning@generalatlantic.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone: 212-373-3000

Facsimile: 212-757-3990

Email: mabbott@paulweiss.com

Attention: Matthew W. Abbott

If to [Holder]:

[Address]

Facsimile:

Email:

Attention:

with a copy (which shall not constitute notice) to:

[Holder’s Counsel]

[Address]

Telephone:

Facsimile:

Email:

Attn:

Annex I-2

ANNEX II

Registration Rights Agreement

Annex II-1

SCHEDULE I

Prohibited Transferees

Stuart L. Bell and any Person Controlled by Stuart L. Bell.

Schedule I

Schedule 6.3(b)(iii)

Capitalization

As of December 12, 2013

AFFINION GROUP HOLDINGS, INC.

Owner of record	Class A Common Stock	Percentage

Affinion Group Holdings, LLC	57,750,000	68.01%

General Atlantic Partners 79, L.P.	12,702,156	14.96%

GapStar, LLC	218,374	0.26%

GAPCO GmbH & Co. KG	27,289	0.03%

GAP-W Holdings, L.P.	3,320,130	3.91%

GAP Coinvestments III, LLC	953,373	1.12%

GAP Coinvestments IV, LLC	248,611	0.29%

All other holders (1)	9,693,680	11.42%

Total	84,913,613	100.00%

(1)	As of December 12, 2013, there are no other persons that hold 5% or more of the issued and outstanding common stock of the Company.

Schedule 6.3(b)(iii)

Schedule 6(b)(iv)

Derivatives

1.	As of December 12, 2013, Affinion Group Holdings, Inc. had 7,038,095 outstanding stock options and 426,313 outstanding restricted stock units.

2.	As of December 12, 2013, Affinion International Holdco (Proprietary) Limited (“Holdco”) and Bassae Holdings N.V. (“Bassae”) granted to the sole owner of MEM Marketing (Proprietary) Limited (“MEM”) a put option which, if exercised, would require Bassae or Affinion International Holdco (Proprietary) Limited to purchase MEM’s 49% ownership interest in Cims South Africa (Proprietary) Limited. The option may be exercised from January 1, 2014 through December 31, 2015. If MEM does not exercise the option but seeks to sell its ownership interest to another party, Bassae has a right of first refusal.

3.	As of December 12, 2013, Affinion International Limited (“AIL”) had a call option to purchase the remaining 10% ownership interest in Boyner Bireysel Urunler Satis ve Pazarlama A.S (“Back-Up”), a Turkish provider of assistance and consultancy services to its members. The option can be exercised by AIL between November 14, 2017, and November 14, 2020. AIL currently owns through its wholly owned subsidiary a 90% ownership interest in Back-Up. The current owner of the remaining 10% ownership interest in Back-Up also has the right to put such interest to AIL after November 14, 2020, or if its equity interest in Back-Up is diluted to less than 10%.

4.	As of December 12, 2013, AIL had a call option to purchase the remaining 40% ownership interest in Aerobase S.r.l. (“Aerobase”), a Italian provider of travel, leisure and personal care products. The option can be exercised by AIL within 30 days following receipt of Aerobase’s audited financial statements for its fiscal years ending October 2015, 2016 and 2017. AIL currently owns through its wholly owned subsidiary a 60% ownership interest in Aerobase. The current owner of the remaining 40% ownership interest in Aerobase also has the right to put such interest to AIL during the same time period in which AIL can exercise its call option.

Schedule 6.3(b)(iv)